Calculation of Registration Fee

Title of each class of securities offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Debt Securities	$300,000,000	$34,380

Pricing Supplement Dated June 5, 2012 (To Prospectus dated November 20, 2009 and Prospectus Supplement dated November 20, 2009)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-163273

PACCAR Financial Corp.

Medium-Term Notes, Series M – Fixed Rate

CUSIP # 69371RK62

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐		Barclays Capital Inc.
☒		Citigroup Global Markets Inc.
☐		BNP Paribas Securities Corp.
☐		Mitsubishi UFJ Securities (USA), Inc.
☐		Goldman, Sachs & Co.
☐		J.P. Morgan Securities LLC
☒	Other:	RBC Capital Markets, LLC
Wells Fargo Securities, LLC ANZ Securities, Inc. Santander Investment Securities Inc.
acting as ☒ principal ☐ agent

at: ☐	varying prices related to prevailing market prices at the time of resale
☒	a fixed initial public offering price of 99.903% of the Principal Amount.

Principal Amount: $300,000,000	Original Issue Date: June 8, 2012 (T+3)

Agent’s Discount or Commission: 0.200%	Final Maturity Date: June 5, 2015

Net Proceeds to Company: $299,109,000	Interest Payment Date(s): June 5 and December 5, commencing December 5, 2012 Record Dates: May 22 and November 21 preceding the applicable Interest Payment Date

Interest Rate: 1.050% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.
☐	The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:         %

Annual Redemption Percentage Reduction:         % until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.
☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Exchange Rate Agent:                                        (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

Issue Price:         %

Form:         ☒ Book-Entry        ☐ Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
Citigroup Global Markets Inc.	Bookrunner	$84,000,000.00
RBC Capital Markets, LLC	Bookrunner	$84,000,000.00
Wells Fargo Securities, LLC	Bookrunner	$84,000,000.00
ANZ Securities, Inc.	Co-Manager	$24,000,000.00
Santander Investment Securities Inc.	Co-Manager	$24,000,000.00
Total		$300,000,000.00

Other Provisions: N/A